EXHIBIT 99.1

             INTEL THIRD QUARTER REVENUE TO BE BELOW EXPECTATIONS

                 Demand in Europe weaker than expected

SANTA CLARA, Calif., Sept. 21, 2000 -- Intel's third quarter revenue is anticipated to be below the company's previous expectations, primarily due to weaker demand in Europe, the company said today. The company now expects revenue for the third quarter to be approximately 3 to 5 percent higher than second quarter revenue of $8.3 billion.
The company expects gross margin percentage for the third quarter to be 62 percent, plus or minus a point, lower than the company's previous expectations of approximately 63 to 64 percent. Interest and other is expected to be approximately $900 million for the third quarter, up from the company's previous expectations of $800 million.

                           BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release.

** The company expects revenue for the third quarter of 2000 to be approximately 3 to 5 percent higher than second quarter revenue of $8.3 billion.
** The company expects gross margin percentage for the third quarter to be 62 percent, plus or minus a point. Gross margin percentage for 2000 is expected to be 63 percent, plus or minus a few points. In the short term, Intel's gross margin percentage varies primarily with revenue levels and product mix as well as changes in unit costs.
** Expenses (R&D, excluding in-process R&D, plus MG&A) in the third quarter of 2000 are expected to be up 7 to 9 percent from second quarter expenses of $2.2 billion, primarily due to higher spending on marketing programs and R&D initiatives in new business areas. Expenses are dependent in part on the level of revenue.
** R&D spending, excluding in-process R&D, is expected to be approximately $4.0 billion for 2000.
** The company expects interest and other income for the third quarter of 2000 to be approximately $900 million. Interest and other is dependent in part on interest rates, cash balances, equity market levels and volatility, the realization of expected gains on investments, including gains on investments acquired by third parties, and assuming no unanticipated items. ** The tax rate for 2000 is expected to be approximately 31.8 percent, excluding the impact of the previously announced agreement with the Internal Revenue Service and acquisition-related costs.
** Capital spending for 2000 is expected to be approximately $6.0 billion. ** Depreciation is expected to be approximately $790 million in the third quarter and $3.4 billion for the full year 2000.
** Amortization of goodwill and other acquisition-related intangibles is expected to be approximately $400 million in the third quarter and $1.5 billion for the full year 2000.

The above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions and growth in the computing industry in various geographic regions; changes in customer order patterns; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; insufficient, excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp, including the transition to the 0.18-micron process technology; shortage of manufacturing capacity; the ability to grow new networking, communications, wireless and other Internet-related businesses and successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended July 1, 2000 (Part I, Item 2, Outlook section).